Rurban Financial Corp.	Ticker Symbol: RBNF	Event: Third Quarter 2011 Earnings Call	DATE: October 27, 2011; 1:00 PM EST

[Operator]:  Good Afternoon and Welcome, Ladies and Gentlemen, to the Rurban Financial Corp. Third Quarter 2011 Earnings Conference Call and Web Cast.  At this time I would like to inform you that this conference call is being recorded and that all participants are in a “listen only” mode.  We will open the conference up to the investment community for Questions & Answers following the presentation.  I will now turn the conference over to Linda Sickmiller, Investor Relations.  Please go ahead, Linda!

Linda Sickmiller, Investor Relations

Good Afternoon everyone, I would like to remind you that this conference call is being broadcast live over the Internet and will also be archived and available on our web site www.rurbanfinancial.net until November 25, 2011.  Joining me today are Mark Klein, President and Chief Executive Officer, Tony Cosentino, Chief Financial Officer and Jon Gathman, Executive Vice President and Senior Lending Officer.

This call may contain forward looking statements regarding Rurban’s financial performance, anticipated plans, operational results and objectives.  Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our webcast today.

We have identified a number of different factors within the Forward Looking Statement at the end of our Earnings Release, and you are encouraged to review those factors.   Rurban undertakes no obligation to update any forward looking statement, except as required by law, after the date of this call.

401 Clinton Street | P.O. Box 467 | Defiance, OH 43512 | P 419.783.8950 | F 419.782.6405 | www.rurbanfinancial.net

I will now turn the call over to Mark Klein.

Mark A. Klein, President and Chief Executive Officer

Thank you, Linda, and good afternoon everyone. Welcome to Rurban Financial Corp.’s conference call to discuss third quarter results. Earnings were provided in a press release made public Wednesday October 26th and posted to our web site via our 8-K filing.

First, let me say that we are pleased with the progress we are making streamlining our businesses and improving our bottom line. We reported $602,000 of net income this quarter, and you might be a bit disappointed if you compare it to second quarter’s net income of $777,000. But I want to point out that this is clean recurring income, with virtually no non-core items to provide a one-time boost, or as has happened too often, a one-time charge against earnings. By comparison, after one-time gains are netted out, core earnings for the second quarter were just $20,000.

So for this reason and many others, we are pleased with third quarter results and plan to build on this performance going forward. We plan to raise the bar each quarter as we continue to seek out greater efficiencies from our operations, higher revenues from our bank and non-bank businesses, and asset quality strong enough to mitigate enterprise risk but with enough flexibility so we can respond to market opportunities.

I would like to report that our local economy has turned the corner and everything is rosy. But this is the Midwest, and we’ve been slower to respond than many areas of the country. But then again, conditions did not deteriorate to the same extent as in some areas, like the Southeast. Improvement in our local and regional economies remains uneven. For the majority of our 7-county Northwest Ohio footprint, leading indicators are higher than year-ago levels, but moving slowly. Automotive and related manufacturing operations are showing signs of life. Local unemployment declined below the 9% barrier and stands just below the state and federal level, which is currently slightly over 9%.

401 Clinton Street | P.O. Box 467 | Defiance, OH 43512 | P 419.783.8950 | F 419.782.6405 | www.rurbanfinancial.net

Lower nominal interest rates have encouraged some borrowing activity, although at a level that barely replaces loan runoff. However, we don’t plan to pursue growth for growth’s sake. Instead, we see a greater need to manage our balance sheet more conservatively and control expenses. In light of these constraints, we still remain strongly committed to building quality business relationships. Our business development efforts are directed toward the expansion of existing relationships and building new ones, with a focus on quality.

As we discussed in our release, core earnings growth has only recently begun to materialize, but initiatives have been in progress for a number of quarters to reduce operating expenses, expand revenue from a variety of sources and improve asset quality. This is the first quarter where all of these initiatives have come together, working favorably to yield positive results.

Most of the major charges related to RDSI restructuring were taken in 2010, so we’ve been fairly clean for the 2011 nine-month period, except for a $2.2 million gain in the June quarter, primarily from sale — gain on sale of investment securities. During 2011, core earnings improved from $77,000 in the March quarter to $620,000 for the recent September quarter. Our run-rate for total core revenue has been steady for the past three quarters in the neighborhood of $8 million per quarter, while the dial for operating expenses has begun moving ever so slowly, down approximately 3.5% from the March quarter, to $6.8 million.

In terms of the loan loss provision, we are making great progress reducing our nonperforming assets, and the overall quality of our portfolio continues to improve. So we’ve needed to provide a lesser amount each quarter for loan losses. For third quarter, that was $300,000 compared to $900,000 for both the linked and year-ago quarters.

Reduction of operating expenses at RDSI has been a major focus during 2011. We have just about neutralized the impact of losing approximately $4.5 million of data processing revenue each quarter, primarily by reducing expenses at RDSI by a like amount. RDSI is still running at a pretax loss of approximately $180,000 for the third quarter. Now that RDSI’s revenue has stabilized, we plan to address this deficit in the upcoming quarter with further expense reductions. We hope to finalize RDSI structure by year-end.

RDSI remains under regulatory oversight, which has certainly limited our ability to market our services to new clients. However, this has not interfered with the quality of services we provide to existing clients, and since the departure of our data processing business, our customer base has remained remarkably stable. Since year-end 2010, we’ve lost only two clients, one of which was acquired by another bank.  We continue to communicate regularly with each of our clients to ensure a high level of customer satisfaction.

401 Clinton Street | P.O. Box 467 | Defiance, OH 43512 | P 419.783.8950 | F 419.782.6405 | www.rurbanfinancial.net

Despite the loss of RDSI’s data processing fee income, we are still generating approximately one-third of our revenues from a variety of revenue sources – trust, mortgage banking, item processing, and customer service fees — sources other than loan income. There aren’t many banks of our size that can claim this degree of diversification.

Yes, we miss that data processing fee income, which in its heyday was over $5 million per quarter compared to $743,000 this quarter. But we recognize that the level of revenue per se is not what really matters. It’s clearly what we bring to the bottom line that counts. Although RDSI may have generated over $5 million of fee income a quarter, Rurban’s quarterly net income never reached $1.5 million. Rurban is already generating $620,000 of core earnings, and we have opportunities for significant upside improvements in the near future.

Mortgage banking has become an increasingly important piece of our business model for two reasons: first and foremost, the income. Secondly, it produces and provides access to an entirely new group of customers. We have had tremendous growth in the mortgage servicing portfolio over the past three years; it now stands at $370 million, up $300 million since 2008. Since we retained servicing, we are in a position to constantly remind our customers who we are, and we continue to aggressively cross sell. We have loan originators on the ground throughout Northeast Indiana and Northwest Ohio.  In addition, we maintain a professional team of originators in the Columbus, Ohio market, where we have consistently been among the Columbus market leaders in mortgage production.

Net mortgage banking revenue was $1.4 million for the first nine months of 2011, down 37% from the $2.26 million generated the first nine months of 2010. Loan originations rebounded this quarter, but year to date loans sales declined by 20%, and gains on sales reduced proportionately. Although we had a larger portfolio of mortgages to service, we generated a higher level of fee income, the amortization rate increased disproportionately, while the value of previously-booked servicing rights declined in response to the continuing decline in mortgage rates. Since there is very little room for further rate reductions, we’re hopeful that valuations will stabilize soon. A lot also depends on the improving health of the housing market, and for this, we need to see a return of original buyers. Currently, 50% of the loans we provide are for the purchase of new homes, and 50% for the refinancing, with a significant number of new customers from both pools.

401 Clinton Street | P.O. Box 467 | Defiance, OH 43512 | P 419.783.8950 | F 419.782.6405 | www.rurbanfinancial.net

Our expectations remain high for this line of business. The cross-sell opportunities alone make mortgage banking an exceptionally attractive business. We have recently produced a new product designed for our high net worth clients: adjustable rate, jumbo mortgage loans for which we retain in our own portfolio. In fact, this past quarter, we booked over $6 million in this mortgage product.

Wealth management services are provided by Reliance Financial, a division of State Bank and Trust. They provide a steady ream — stream of revenue, and a customer base with excellent demographics for whom we are developing new products, such as our jumbo mortgage loans. Year to date, fee income was nearly $2 million, up 5.7% from 2010. But the vagaries of the stock market have made life difficult for Reliance, and their assets under management declined 11.3% year to date, to $289 million.

Net interest income has benefitted from improvements in our funding mix which have offset the lower yield and lower volume of average earning assets. Much of this improvement was the result of our second quarter balance sheet deleveraging, which contributed to our stellar third quarter net interest margin of 3.98%.

Our deposit-gathering activities continue to bear fruit. We’ve benefitted from the flight to FDIC-protected financial institutions, and community banks have gained a disproportionate share of deposits as a result of our lower risk profiles compared to some larger banks. We are known and trusted in our communities and as a result, we continue to grow our share of market deposits.

At September 30, 2011, total deposits were $514 million, a decline of 1.5% year over year. This is consistent with our reduced funding needs through balance sheet deleveraging and slower loan growth. More importantly, our quarterly cost of deposits improved by 22 basis points year over year, and as of third quarter 2011, the average cost of deposits was 76 basis points.

Overall, we’ve moved ahead 3 notches in the pantheon of Ohio banks to #34, up from #37 last year. In particular, our share of Toledo market has improved dramatically. We moved up two positions in Wood and one in Fulton County, and now command the number 5 position in those two counties.

401 Clinton Street | P.O. Box 467 | Defiance, OH 43512 | P 419.783.8950 | F 419.782.6405 | www.rurbanfinancial.net

I think this is a good place to mention our newest Director, Zac Isaac. I’ve known Zac and the Isaac family for my entire banking career, and our professional relationship has spanned several decades. Zac is a long-time resident of the Toledo area who has been a leader in real estate development in the Toledo market. We welcome him for his exceptional business acumen as well as his financial and legal expertise. These qualities make him a perfect fit for our bank and holding company boards.  I’m confident that Zac’s participation in the development of our Toledo Region advisory board will soon provide invaluable, helping us to make even greater inroads in this important market.

Loan growth has been modest despite a structured calling program supplemented by periodic sales “blitzes”.  Year to date, loan growth was 2.7%, or 3.6% annualized, with the greatest gains in commercial real estate and, to a lesser extent, C&I loans. The Defiance region, Columbus and Fulton counties stand out in terms of commercial loan generation year to date.

Noninterest expense reductions reflect initiatives to improve our overall efficiency.  Savings over the past year relate primarily to the downsizing of RDSI and, to a lesser extent, efficiency initiatives at the bank. Of the $8.1 million decline in noninterest expenses year to date, RDSI accounts for approximately $6.5 million.

Asset quality continues to improve.  Substantial declines in nonperforming assets from both the linked quarter, as well as the year-ago quarter, reflect not only our commitment to credit quality but the entire credit process — marketing, underwriting, credit review and ongoing administration – and this approach is yielding results.  To further reinforce our focus on quality, we are implementing a comprehensive conversion to the Baker-Hill client relationship management program, a highly regarded system that will help us detect signs of weakness within our portfolio and allow us to move much more proactively.

This quarter should provide evidence of our continued improvement performance. I will turn the call over to our CFO, Tony Cosentino, for a more in-depth look at our progress this quarter.  Tony?

Anthony V. Cosentino, CPA, Executive Vice President and Chief Financial Officer

Thanks Mark, good afternoon, it is a pleasure to speak with everyone today.

401 Clinton Street | P.O. Box 467 | Defiance, OH 43512 | P 419.783.8950 | F 419.782.6405 | www.rurbanfinancial.net

Following a decent second quarter, our third quarter earnings performance showed further evidence of a returning to health of the company.  We saw significant mortgage origination volume, much lower charge-off levels and improving expense trends.  Earnings, at $602,000, or $0.12 per share, were solid and taking into account the valuation adjustment on our Mortgage Servicing Rights, we feel that our run rate earnings are poised for even further improvement.  Year to date, net income of $1.4 million, or $0.29 per share, is a $10.4 million improvement from the losses incurred through nine months of 2010.

Asset quality continued to trend in a strongly positive direction and we’ve now reduced nonperforming assets in six of the last seven quarters.  Year to date, we have added just $1.8 million in new nonperforming loans, almost all of which have been Residential real estate.  We continue to have three large relationships that dominate problem assets.  These large relationships, which are all in excess of $1 million, now total 54% of our total.  We continue to work our way through these credits via asset sales and litigation and we feel good about our valuations and anticipate continuing to reduce our exposure in the ensuing quarters.  Charge-offs for the quarter were at an annualized rate of 46 basis points, which is the lowest quarterly level since the second quarter of 2009.  Our loan loss reserve of 1.42% now covers nonperforming loans at 85%, which is up from the 64% in the third quarter of 2010.

Our Mortgage Banking business came back significantly during the quarter with volume on par with the third quarter of 2010, which as you may recall, still had the remnants of the government tax incentive program.  In addition to the originations, we were able to sell $56 million in loans and realized gains on sale of $1.1 million.  Obviously, the decline in mortgage rates during the quarter brought a number of customers to the mortgage market.

However, that rate decline did impact the valuation of our Mortgage Servicing Rights.  We incurred a negative valuation adjustment of $771,000 in the quarter.  The market valuation of the servicing portfolio is now 73 basis points, which is down approximately 20 basis points from last quarter.  The weighted average coupon of our portfolio is 4.52%, with 78% of the $370 million portfolio priced below 5%.  We have had tremendous growth in this portfolio as it was below $70 million just three years ago.

401 Clinton Street | P.O. Box 467 | Defiance, OH 43512 | P 419.783.8950 | F 419.782.6405 | www.rurbanfinancial.net

Total nonperforming assets ended the quarter at $9.3 million, which is down $2.8 million, or 23%, from the prior year.  All of this improvement has occurred with nonperforming loans, as Other Real Estate balances have stayed level at approximately $1.9 million.  Our levels of Troubled Debt restructurings that are not considered nonperforming are also very low.  As a percentage of total loans, TDR’s of $1.3 million is just 0.3%, and these TDR’s, which consist primarily of real estate related credits are up only $81,000 from September 2010.

Total classified loans are also much improved from the prior year.  Total classified loans now stand at $27.2 million, or 6.2% of total loans.  This compares favorably to September of 2010 when total classifieds were at $35 million, or 8.2% of total loans.  As a percentage, classified loans to Tier 1 capital and our loan loss allowance is now 50%.  Loan delinquencies have also continued to improve.  At September 30th, total loan delinquencies were 1.46%, which are down over 100 basis points from the 2.54% percent level that existed at September of 2010.  This improvement has been especially prevalent among our delinquent customers past due less than ninety days.  Currently, 11% of our total of $6.8 million in delinquency is past due 30 – 89 days.  That compares with 25% of our $11.5 million in delinquency from 30 – 89 days that existed one year ago.

On the revenue side, net interest income continued its upward growth trend and fee income is stabilizing following the loss of data processing income from RDSI.  We were especially pleased with our tax equivalent net interest margin of 3.98%, which is up 32 basis points since the prior year.  This quarter we realized the full impact of the Balance Sheet deleveraging completed late in the second quarter.  The 46 basis point decline in the cost of interest bearing liabilities year to date more than offset a 34 basis point decline in earning asset yield, and a small decline in average earning assets.

Fee income has been significantly impacted by the client base reductions at RDSI.  Of our core noninterest income year to date reduction of $7.1 million, RDSI is responsible for $6.2 million of that decline.  The remaining shortfall from the prior year is driven by lower mortgage banking income and lower sales of non mortgage loan products.  Absent the large valuation adjustment this quarter, fee income for the third quarter has stabilized to the prior quarter.

401 Clinton Street | P.O. Box 467 | Defiance, OH 43512 | P 419.783.8950 | F 419.782.6405 | www.rurbanfinancial.net

In response to revenue challenges in 2011, we have spent considerable time and effort to reduce operating expenses.  Year to date core operating expenses are down $8.1 million, or 28%, and we feel our efforts undertaken thus far will continue to positively impact operating metrics.  We have improved the core operating efficiency ratio for the third quarter to 83.1%, which is down from 87.8% for the 2010 third quarter.  Company-wide, full time equivalent headcount is down 13 and 42 from the linked and year ago third quarters, respectively.  From the linked quarter, core operating expenses are down in excess of $500,000.  We saw improvement in legal and loan collection expenses, and a pick up from the change in FDIC expense.

The Company’s balance sheet continued to improve as we have realized all of the structural changes from the deleveraging this quarter.  Loans now make up 70% of total assets, which is much improved over the 62% ratio of the year earlier.  Our balance sheet remains well diversified, as no one single major loan category exceeds 37% of total loans.  Capital ratios for our banking subsidiary are back in line with our expectations after the loan losses in 2010.  Our Tier 1 capital ratio of 7.95% is up over 100 basis points from December 31 and the total risk based capital ratio is just short of 12%.  Our tangible equity to tangible assets is also up from December 31 by 59 basis points, an improvement of 14%.

Mark and I are certainly pleased that our initiatives to improve asset quality, reduce expenses and to deleverage the balance sheet had an impact on our earnings this quarter.  We expect to build upon our momentum and finish 2011 with strong results.

So with that, let me turn the presentation back over to Mark for some further comments.  Mark?

Mark A. Klein, President and Chief Executive Officer

Thank you, Tony, nice – nice work.  As you can see we continue to build momentum on a number of fronts and remain optimistic on our opportunities in each of our business lines and our distinctly diverse geographic markets.

Linda, I’ll turn the webcast back over to you if investment community has any questions.

Linda Sickmiller, Investor Relations

Thank you very much, Mark. It is now time for the question and answer session.

•	If you are using a speakerphone, please pick up the handset before pressing any numbers and un-mute your phone.

401 Clinton Street | P.O. Box 467 | Defiance, OH 43512 | P 419.783.8950 | F 419.782.6405 | www.rurbanfinancial.net

•	To ask a question, please press star-one.

•	If you would like to withdraw your question, please press star-two.

•	So again, if you have a question, please press star one on your telephone and we will take the questions in the order they are received, and we’ll stand by for just a few moments.

•And while we’re waiting to see if we have any questions from the investor community, I’d like to remind you that today’s webcast will be accessible on our website at www.rurbanfinancial.net until November 25, 2011.

<no questions>

I will now turn the call back to Mark Klein.

Mark A. Klein, President and Chief Executive Officer

Once again, thank you all for joining us, and we look forward to future reports on our progress.  Thank you.

[Operator]: All parties may now disconnect. That does conclude today’s conference.

401 Clinton Street | P.O. Box 467 | Defiance, OH 43512 | P 419.783.8950 | F 419.782.6405 | www.rurbanfinancial.net